Exhibit 10.1

Agreement for the development of Dangxiongcuo (DXC) Salt Lake Project

Between

Micro Express Holdings Inc.

and

Beijing Mianping Salt Lake Research Institute

September 2005

Attachment I	DXC Salt Lake Project Working & Capital Schedule.

Attachment II	The Main Technical & Economic Parameters for the Lithium Carbonate Thermal Deposit Technology

Article One General

The agreement is signed on September 16, 2005 in Beijing of China between Micro Express Holdings Inc., a body corporate incorporated in British Virgin Island (hereinafter referred to as “Party A”) and Beijing Mianping Salt Lake Research Institute, a body corporate incorporated in Haidian district of Beijing of China (hereinafter referred to as “Party B”). Based on mutual benefit, both parties agree to sign this agreement for the development of Dangxiongcuo (DXC) salt lake at Nima county of Tibet of China (hereinafter referred to as “Project”) according to the laws and regulations of People’s Republic of China.

Article Two Definition

Except defined in the Contract, the following terms are defined as follows:

2.1

“Project” means the cooperation between both parties in this agreement for the development of DXC salt lake at Nima county of Naqu district of Tibet of China. The first phase is 5,000 tonnes per year of lithium carbonate (Li2CO3) and a sodium borate production line.

2.2	“Purification Plant” is a limited liability Company registered in China.

2.3

“Lithium carbonate production using thermal deposit” is a technology for producing Li2CO3. This technology is exclusive technology invented by Party B. This technology will be used in the development of DXC salt lake when Cooperative Company is registered.

2.4

"Force Majeure" means all predictable and unpredictable events that occur after this agreement is signed, which are beyond the control of each party, unavoidable, insurmountable, or make that either party cannot fulfill the agreement in full or part of agreement including the contents and provisions listed in Article Eleven.

Article Three Parties

3.1	The name and legal address of each party, name, nationality and position of legal person:

Party A:	Micro Express Holdings Inc.
Legal address:	Suite 900 – 789 West Pender Street
Vancouver, BC, Canada V6C 1H2

Legal representative:	Xuxin Shao
Nationality: Canadian
Position: President

Party B:	Beijing Mianping Salt Lake Research Institute
Legal address:	10-302 No. 2 Building, No. 10 Garden; Minzu University Road South,
Haidian District, Beijing 100081

Legal representative:	Ling Zheng
Nationality: Chinese
Position: Chairman

3.2	Representations and Warranties of the Parties at the effective day of this agreement:

(1)

Each party has the full legal right, power and authority, and has obtained all consents, approvals and authorization to sign this agreement. At the effective day of this agreement, each party has the full legal right, power and authority, and has obtained all consents, approvals and authorizations necessary to execute and deliver this agreement and to observe and perform its obligations hereunder;

	(2)	The representative of each party with the effective power of attorney or board resolution has the full right and power to sign this agreement and ensures the party to be bound with this agreement;

(3)

Signing and execution of this agreement shall not have any conflict or result in disobeying any laws and regulations of the government, or any other agreements or any terms in the other agreements signed with the third party.

(4)	Both parties do not involved in any legal disputes or situation for big contract breaching.

Article Four Cooperative Company

4.1	Both parties have agreed to set up a Cooperative Company to develop DXC salt lake property at Nima county of Naqu district of Tibet of China.

The objective of Cooperative Company: Using funds from Party A and skilled technology from Party B to conduct the comprehensive utilization of DXC salt lake project to produce lithium carbonate and borate. Through the purification and production of the related products, both parties obtain the satisfying return.

4.2	The name of Cooperative Company: Tibet Saline Lake Mining High-Science & Technology Co., Ltd. (Hereafter “Cooperative” or “Company”)

4.3	The total investment of the Company is 240 million Yuan and registered capital is 96 million Yuan.

4.4	The contributions of both parties:

	(1)	Party A shall make contribution to the Company according to Attachment I to earn 65% interest of the Company.
(2)
Party B shall transfer its owned “lithium carbonate production using thermal deposit” technology into the Company and shall be responsible to the technical and economic feasibility to earn 35% interest of the Company.

	(3)	The early contribution of Party A for the Cooperative project and for the setting up Cooperative Company shall be recognized as registered capital contribution.
(4)
The construction funds over the registered capital shall be financed by Party A as the debt of the Company (the Company shall pay the interest according to the interest rate at the same term decided by the Bank of China and the extra interest shall be paid by Party A).

(5)
If Party A does not make 240 million Yuan or equivalent foreign currency into the Company according to provision, Party A agrees to dilute party A’s interest in the Company. The formula for calculating the interest of each party is as follows:

Party A’s interest = (actual registered capital contribution / total registered capital *50% +
(actual construction cost contribution + allowance) / total construction cost *15%)
Party B’s interest = 100% – Party A’s interest
Notes:	total registered capital = 96 million yuan RMB
total construction cost = 109 million yuan RMB
allowance = 109*5% million yuan RMB
When actual construction cost contribution is more than 95% of total construction cost, actual construction cost contribution is treated as 100% contribution.

4.5

Both parties agree if the construction cost is more than the budget (240 million Yuan) according to the feasibility study, the extra cost shall be financed by the Company. If the construction cost is less than 240 million Yuan, the saving shall be treated as accumulation fund of the Company or for other business both parties agree.

4.6

The total investment of the Company is 240 million Yuan which will be used for the construction of 5000 tonnes per year of lithium carbonate and by products (sodium borate) according to the feasibility study including:

	(1)	Production facilities and living facilities such as solarization cell, crystallization cell, dam and pump station near DXC salt lake.
	(2)	Further geological exploration works for hot spring, dam, salt field and crystallization cell.
	(3)	Feasibility study for diatomite application as isolating material near salt lake.
	(4)	Construct or purchase the purification plant for lithium chemical plant (Fenyijiang Lithium Plant in Jiangxi province of China will be first considered).
	(5)	Other business and projects that the Company decides.

4.7

Both parties shall sign the Cooperative Contract and Articles for the Company according to the principle of this agreement and submit the application for setting up the Company to Tibet and Central government of China.

4.8

The board of directors of the Company will be set up at the day of business license issuance. The board of directors is the highest authority of the company and will decide all major affairs for the Company.

4.9	The board of directors shall consist of five members. Party A will appoint three members and Party B will appoint two members.

4.10

Party A will appoint chairman and Party B will appoint vice chairman. The term of chairman and vice chairman will be four years from the day of appointment. The chairman and vice chairman can be reappointed.

4.11	The chairman is the legal person of the Company. If chairman cannot take responsibility, vice chairman or other director appointed by the chairman can temporarily take the rights of legal person.

4.12

If a seat on the Board is vacated by the retirement, removal, resignation, illness, disability or death of a Director, the Party that originally appointed such Director may appoint a successor to serve out such Director’s term. Either party may, at any time, remove any director appointed by this Party with immediate effect by giving written notice to the other Party.

4.13	The Board shall convene at least one (1) meeting every year. The meeting shall be hosted by the Chairman. Through one third (1/3) or more directors’ motion, Chairman can call the special meeting.

4.14

The meeting shall be hosted by the chairman. If chairman does not attend the meeting, vice chairman hosts the meeting. If a director cannot attend any meeting, the director can authorize the other person to attend the meeting and vote in the meeting. The authorization letter shall be delivered to the chairman before or at the meeting.

4.15

Two third (2/3) of directors or authorized persons shall stand the minimum quorum for the board meeting. If the quorum does not meet the minimum, chairman can call another meeting. If the quorum still can not meet the minimum but at least one director comes from the other party, with unanimous approval of the directors attending the meeting, the board still can make decision on the major issues for the Company. Unless the Parties agree, the directors shall be given a minimum of thirty (30) days written notice of a Board meeting.  Directors shall, within seven (7) days upon receipt of such notice, confirm in writing whether they will or will not attend the meeting. If a Director does not confirm whether he or she will attend the meeting and does not attend the meeting in person or by proxy, that Director shall be deemed abstained from the meeting.

4.16	Unanimous consent of all the directors or authorized persons shall be required for the following matters.
	(a)	Amendment of the Contract and Articles for the Company;
	(b)	Termination of the Contract, and dissolution and liquidation of the Company;
	(c)	Increase or decrease of registered capital of the Company or transferring of all or part of interest by each party;
	(d)	Merger with or acquisition by other economic entity or entities;
	(e)	Any mortgage or pledge of assets of each party;
	(f)	Extension of Cooperative period;
	(g)	Any mortgage of pledge of assets of the Company

4.17	All other resolutions shall be approved by majority directors or authorized persons attending the board meeting.

4.18

At each meeting, the board of directors shall appoint a secretary to record complete and accurate meeting minutes. All meeting notices, agenda and power of attorneys shall be kept as files. The meeting minutes approved are the final decision for the agenda.

4.19	Any motions that request approval of board of directors and have obtained approval of all directors in writing and such writing approvals have been kept in the files can be acted without meeting.

4.20

The writing resolution signed by all directors shall have the same effectiveness as the resolutions passed on the formal meeting of board of directors. The writing resolution signed by the directors no less than legal quorum for the board meeting shall have the same legal effectiveness as the resolutions passed by majority directors on the formal meeting of board of directors.

4.21

The Company shall set up management organization in charge of daily management works. This organization shall report to the board of directors and be under the leadership of the board of directors. The director of the Company can take any position in the Company.

4.22

There are one general manager and two to three vice general managers. General manager and vice general managers shall be appointed by the board of directors. The term is four year. The managers may be reappointed by the board of directors.

4.23	The responsibilities of the general manager:

	(a)	Follow the board resolutions and report to the board of directors;
	(b)	In charge of operation and management of the Company;
	(c)	Decide the duties of vice general managers, chief accountant, chief engineer and other senior managers, and submit such contents to the board of directors for the approval; monitor their works;
	(d)	Decide the duties of department manager and appoint department manager, and monitor their works;
	(e)	Report annual working report and working plan for next year to the board;
	(f)	Decide the finance management policy, human resource policy and information disclosure policy;
	(g)	Set up the organizations approved by the board of directors;
	(h)	Put forward the suggestions to improve the operation of the Company;
	(i)	Other jobs assigned by the board

4.24

The responsibility of vice general manager is to assist general manager to operate the company. When general manager cannot take the responsibilities, vice general manager can take rights according to the authorization of general manager.

4.25	Without consent of the board, general manager, vice general managers, chief accountant, chief engineer and other senior employees cannot take the position at other companies at the same time.

4.26	The Company shall make the accounting system according to the related laws and regulations of China and such system shall be approved by the board of directors.

4.27

Each party has right at any time to audit the accounts and book keeping records at its own cost. However, such party shall reasonably give the notice to the Company and such action shall not affect the operation of the Company. The Company shall fully cooperate with auditors sent by each party.

4.28

The Company shall pay all taxes and fees according to “Corporate Tax Law of Foreign Investment Enterprises in People’s Republic of China”, “Implementation regulations of Corporate Tax Law of Foreign Investment Enterprises in People’s Republic of China”, VAT, consuming tax, operation tax and other taxes applicable to the Company.

4.29	Both parties shall do their best to help the Company to apply and obtain the best tax treatment and deduction.

4.30	The board shall decide the profits after tax distributed to each party according to their interests as a resolution within 90 days after each fiscal year ends.

4.31

The Company shall decide the recruitment, employment, dismissal, resignation, wages, labor insurance, welfare benefits and labor discipline, and other affairs according to “Labor Law of People’s Republic of China” and “Labor Management Regulation of Foreign Investment Enterprises”.

4.32	The wages of employees shall be decided by the board according to related regulations of China and stated in the employment agreement.

4.33	The operation period of the Company is 20 years from the date of business license issuance. The business license may be renewed after it expires according to the board resolution .

4.34	Termination and dissolution of the Company under following situations:

	(a)	The Company has accumulated heavy losses and is economically unable to continue operation, and both parties cannot reach agreement on the adjustment;
	(b)	One party is unable to carry out the Company’s Contract and fulfill the obligations under the Contract, which causes that the Company is unable to continue operation.
	(c)	Force majeure results in heavy losses to the Company over six months and both parties cannot find the fair solution;
	(d)	Both parties unanimously agree to terminate the Company;
	(e)	The events may result in the termination or dissolution of the Company according to the Company’s contract, related laws and regulations;

4.35

If the Company terminates and dissolves according to article 4.34, board shall put forward dissolution principle and procedure and set up dissolution committee according to related Chinese laws and regulations to investigate the assets, debts and credits of the Company, compile balance sheet and dissolution plan to the board. After obtaining the approval from the board of directors, dissolution committee conducts the dissolution plan.

4.36

After dissolution committee finishes the work, dissolution committee shall put forward dissolution report and report to the board of directors. After obtaining the approval from approval authority, the board shall cancel the registration at Commercial Administration Bureau and surrender business license.

Article Five Proprietary Technology

5.1

Party B shall contribute to the Company its Lithium carbonate production technology using thermal deposit. This technology description and related technical and economical parameters are shown in Attachment II.

5.2

Party B assures to surrender the technical package to the Company within 30 business days after business license of the Company is issued and assures the Company can effectively utilize the technology according to the patent rights transferring contract. When Party A pays the project deposit (1 million RMB yuan) and compiles pre- feasibility study or feasibility study report, Party B shall provide current information that the Company needs including geological report, other feasibility study report/research report, thermal geophysical exploration, solarization test report and other basic needful information.

5.3

Party B shall be in charge of training of employees of the Company and take effective measures to make assigned person to master the technology and assure the company can produce the products that meet the related quality standards and economic requirements.

5.4

Party B shall guarantee not transfer this technology as its contribution into any other companies or organizations, or transfer to any companies, individuals, organizations, or allow other companies, individuals, organizations to use related technology.

5.5

The related test results or technologies completed and obtained by the Company or both parties after signing this agreement shall be owned by the Company or both parties jointly. Without the unanimous consent of both parties, either party cannot apply solely patents or transfer to the third party.

5.6

During the early stage work of the project, Party B shall put forward better economical and feasible technology with the help of Party A, both parties agree to use the technology during the design and construction of the project. The technology shall be owned by both parties and Article 5.5 shall apply.

Article Six Exploration Permit and Mining Permit

6.1

Both parties agree that the Company purchases exploration or mining permit “the Permit” from Party B. Party A agrees to pay total 35 million RMB yuan to Party B according to the schedule of Attachment I.

6.2

Party B guarantees that the exploration permit is legal and valid and the number is 5400000310025. The name of the exploration project is Test and Comprehensive Evaluation of DXC Salt Lake Lithium Carbonate at Nima county of Naqu district of Tibet of China. The holder is Party B. The permit is valid until February 15, 2006.

6.3

Party B guarantees the completeness and validity of the exploration permit, guarantees there are no any mortgage, pledge on the permit, no any legal obstacles and restricted by other rights. The transfer of permit to the Company is not infringing the rights of third party. Whenever the Company will not be sued by third party for the Permit; Party B shall guarantee that the Company will not be caused by heavy losses due to accusation of third party.

6.4	Party B guarantees to convert the exploration permit into mining permit within the effective period of the exploration permit.

Article Seven Responsibilities

Except mutual responsibility of setting up the Company and purification plant, each party shall take following responsibilities:

7.1	Responsibilities of party A:

	(1)	Assure the construction fund and transfer fees for the permit in time according to the Attachment I.
	(2)	Assist the Company to finance the project and assure the project smoothly when the total investment is over 240 million RMB yuan or equivalent foreign currency.
	(3)	Provide international market information of products and assist the Company to build sale channel to outside of China.
	(4)	Other things commissioned by the Company.
	(5)	Provide necessary documents for setting up the Company.

7.2	The responsibilities of Party B:

	(1)	Convert the exploration permit into the mining permit according to the requirement of this agreement and attachments and transfer the permit into the Company.
	(2)	The application for setting up the Company shall be immediately submitted to Chinese government after the Cooperative contract and articles association are signed by both parties.
	(3)	Convert the exploration permit into the mining permit within the valid period of exploration permit and cost will be paid by the Company. The fees related to mining permit shall be paid by Party B.
	(4)	Sending technical staff to the Company according to this agreement provides the related technology and assures the project smoothly.
	(5)	Provide skilled technical information and cooperate with design institute, provide accurate investment plan and engineering design plan of the project according to the progress of the project.
	(6)	Provide technical support to the Company, assist the Company to develop new products, provide samples of new products and related technical information to the Company.
	(7)	Assist the Company to obtain land right and approvals of construction from every department of government and assure normal operation of the Company.
	(8)	Other things commissioned by the Company.

Article Eight Other Cooperation

8.1	Party A is responsible for the early cost of the Company and purification plant. After the Company and purification plant are set up; Party A shall be reimbursed for the cost.

8.2	Both parties agree to work together and try their best to complete setting up of the Company.

Article Nine Termination and Liabilities

9.1	If Party A does not pay first project deposit to Party B according to the attachment I under the condition that Party B fully honors the agreement, the agreement terminates.

9.2

If Party A does not pay 34 million RMB yuan permit transfer fees to Party B according to attachment I under the condition that Party B fully honors the agreement, the agreement terminates. The project deposit paid, early contribution and paid capital contribution will not be returned to Party A.

9.3

If Party A does not make first capital contribution (15 million Yuan RMB or equivalent foreign currency) to the Company according to Attachment I under the condition that Party B fully honors the agreement, the agreement terminates and the project deposits paid by Party A and its early contribution will not be returned to Party A.

9.4

After Party A pays the project deposits according to the attachment I, Party B breaches the agreement for transferring exploration permit or mining permit to any third party beyond the agreement, or any action or no action resulting in invalidation of exploration permit or mining permit, Party B shall pay back double of the project deposits paid and early contributions of Party A to Party A and the agreement terminates, which Party B shall use its exploration permit or mining permit as mortgage (Party B shall transfer the permit to company or individual appointed by Party A).

9.5

Under following situations and under the condition that Party A fully honors an agreement, Party B shall pay double of project deposits paid and early contributions and the agreement terminates, which Party B shall uses the exploration permit or mining permit as mortgage (Party B shall transfer the permit to company or individual appointed by Party A).

	(1)	Cannot apply the mining permit or transfer the mining permit into the Company according to Attachment I.
	(2)	The Company is not set up due to the reasons of Party B and Party B does not submit the application for setting up the Company according to the requirements of this agreement.
	(3)	The requirements over the agreement from Party B result in disagreement of the Cooperative contract and articles of association for the Company.

9.6

Party B guarantees the Company to legally utilize lithium carbonate production using thermal deposit technology, guarantees that the Company does not infringe the rights of any third party. If the Company is sued by the third party; Party B shall take all responsibilities and costs for the lawsuit. If the Company loses the lawsuit; Party B shall pay entire penalties to the third party to ensure that the Company does not take any loss due to lawsuit of the third party.

9.7

Party B shall guarantee the feasibility and economy of its technology. If the technical and economic requirements cannot meet the requirements in Attachment II, Party B shall compensate the economic loss of Party A. Under following conditions, Party B shall surrender all its interest in the Company:

	(1)	The final lithium products cannot meet the highest national industrial standards (more than grade I)
	(2)	The total cost of final lithium products is over 15% of the requirement in Attachment II.
	(3)	The capacity is reduced by over 15% under the investment scale of this agreement.

9.8

Party B guarantees the validity of exploration permit. The transfer of this exploration permit is not affected by the third party. If the Company is sued by the third party, Party B shall take all responsibilities and costs for lawsuit. If the Company loses the lawsuit, Party B shall pay entire penalties to the third party to ensure that the Company does not have any loss due to lawsuit of the third party. Party B guarantees DXC has 900,000 tonnes of lithium carbonate and the average grade is 0.4 gram/litre Li according to the Chinese national geological standard.

9.9

If Party A does not contribute the funds according to this agreement under the condition that Party B fully honors an agreement, and result in the project unable to move ahead, Party A shall compensate the economic loss of Party B, and pay the interest to the Company at 1% monthly interest rate until the contribution is fully paid.

Article Ten Confidentiality

10.1
Both parties agree that the information obtained for other party due to signing this agreement, except its management team, employees and consultants (“representative”), either party shall not disclose to any persons.

10.2
If the agreement is terminated or dissolved, the party providing information shall have right to ask the receiving party to return the related information. If the materials are unable to return, the receiving party shall delete or remove the information and has not rights to disclose to any third party for the economic benefits.

10.3
Each party shall inform managers, employees and other representatives to abide by this agreement. Each party has obligation to request its managers, employees or representative to follow the confidentiality obligation under this agreement.

10.4	The articles is not applicable under the following conditions: a) by law or regulations; b) by government agencies and security commission.

10.5	The confidentiality information includes the information provided by both parties, the Company and purification plant at any forms.

Article Eleven Force Majeure

11.1

“Force Majeure” means all predictable or un-predictable events that occur after this agreement is signed, which are beyond the control of each party, unavoidable and insurmountable. Such events make either party or both parties cannot fulfill the entire or part of the obligations. Such events include war, earthquake, explosion, flood, fire, typhoons, strike, politic and economic policies of China or any other unavoidable and un-controllable situations.

11.2

If force majeure occurs, each party can terminate the obligation in this agreement (not include payment obligations to the other party or the Company unless this obligation is restricted by the force majeure too). The agreement period can be automatically extended and this party shall not take any responsibilities.

11.3

If the Company cannot be set up due to the politic and economic policy of China, all cost paid by Party A (including early contribution, project deposit, test fees and all other cost related to the Cooperative project) shall be paid back to Party A, or as Party A’s interest when Party B continues to develop this project, which Party B shall use its exploration permit or mining permit as mortgage (transferring the permit to the institution or individual appointed by Party A).

11.4

The party declaring force majeure shall give the written notice to the other party and within 30 days after the force majeure shall provide the full proving documentation for the force majeure. The party declaring force majeure shall try its best to terminate the force majeure and give the notice of removal of force majeure to the other party.

11.5	When force majeure occurs, each party shall search fair measurement and try to minimize the effects of force majeure.

Article Twelve Settlement of Dispute

12.1

Any dispute related to this agreement shall be solved through consultation of both parties. If consultation fails, each party may submit the dispute to China International Economic and Trade Arbitration Commission for arbitration.

12.2	The arbitration shall be in Beijing. The arbitration is final and binds both parties. The arbitration fees including lawyer fees shall be charged to the breaching party.

12.3	China International Economic and Trade Arbitration Commission conducts the arbitration according to its arbitration rules. China valid laws are applicable.

12.4	Before the settlement of the dispute, each party shall continue to fulfill its obligations under the other articles of the agreement other than the dispute articles.

Article Thirteen Miscellaneous

13.1	The signing, explanation and fulfillment of this agreement shall be governed by the laws of the People’s Republic of China.

13.2	Without writing consent of the other party, either party cannot transfer its any rights and obligations to the third party under this agreement.

13.3

This agreement is complete and sole agreement between two parties, and replaces all previous agreements, memorandum of understanding and communications between two parties, no matter oral agreements or writing agreements. Any amendment for this agreement must be in writing and signed by authorized persons of both parties, otherwise, will be no valid and no binding power.

13.4	There are three copies of this agreement. Each party holds one copy and the Company keeps one copy.

13.5

Other issues not covered in the agreement shall be consulted and solved by both parties. Both parties shall sign supplement agreement for the other issues. The supplement agreement has the same legal binding force.

13.6	The agreement becomes valid after both parties sign it.

Party A: Micro Express Holdings Inc.
Authorized person: Xuxin Shao

Signature: “Xuxin Shao”

Position: President

Party B: Beijing Mianping Salt Lake Research Institute
Authorized person: Ling Zheng

Signature: “Ling Zheng”

Position: Chairman

Attachment I

DXC Salt Lake Project Working & Capital Schedule

Party A: Micro Express Holdings Inc.
Party B: Beijing Mianping Salt Lake Research Institute.
Total Investment: RMB 240,000,000 Yuan.
Construction Scale: 5,000 tonnes per annum.
Construction Finishing Time: Dec. 31, 2006.

1.	From Sept., 2005 To Oct., 2005 :

1.1	Sign the agreement.
1.2	Within two business days after the agreement is signed, Party A must pay RMB 1,000,000 Yuan project deposit to Party B (will be used as part of transfer fee for the mining permit).
1.3

Within ten business days after the agreement is signed, Party A must open a project special account and put RMB 3,000,000 Yuan in this account for the project previous expenditure. Party A ensures that early works are funded. When special account is short of cash, Party A shall transfer the money into the account in time.

1.4

To develop the pre-feasible study report. Party B supplies all technical materials to Party A, including geological report, the reference feasible study reports and research reports of other salt lakes, geothermic geophysical report, solarization field test report, the other necessary materials for project feasible study.

1.5	To develop the topography survey.
1.6	Geothermic resources drilling work.
1.7

To conduct the geological reserve report evaluation and start the mining permit application (the reserve report shall be audited and approved by Chinese authority and will be used as basis for the evaluation of pre-feasibility study report).

1.8	The other necessary work.

2.	From Nov., 2005 To Feb., 2006 :

2.1	To sign the cooperation contract and application for the Cooperative proposal.
2.2	To develop the lithium carbonate thermal deposit technology tests.
2.3	To conduct the feasible study according to the tests results of the lithium carbonate thermal deposit technology and environmental impact study.
2.4	To establish the Company.
2.5	To try to start the small scale dam building.
2.6	To conduct the preliminary design.
2.7

Within 30 business days after the Company has obtained the business license, Party A wires RMB 15,000,000 Yuan or equivalent foreign currency to the Company as registered capital. The contribution date is recorded as wiring out date.

2.8

Party B changes the exploration permit into the mining permit, the necessary expenditure will be paid from the project special account (The fees related to mining permit shall be paid by Party B.). Within two months after the Company to be established Party B must transfer the mining permit into the Company.

2.9	Within 20 days after the Company gets the mining permit, the Company must pay RMB 34,000,000 Yuan to Party B, the RMB 34,000,000 Yuan is wired by Party A.
2.10

Before Party A pays 34 million Yuan RMB to Party B for the mining permit, corporate seal is kept by Party B. Financial seal is kept by Party A. In the bank, there will be two signature seals, each party keeps one seal. After party A pays 34 million Yuan RMB to Party B, both seals shall be returned to the Company and kept according to the rules of the Company. During this period, both parties have agreed that using seals for the engineering construction and management of the Company will not be affected. If the Company need sign any contracts and legal documents, the contracts and legal documents must be signed by the legal person of the Company and stamped with the corporate seal. Otherwise, the breaching party will bear the legal or economic result.

3.	From March 2006 To December 2006:

3.1	From March to June, detail design

3.2	To start the project construction from May.
3.3	To complete the project construction to the end of October.
3.4	Party A assures the input of the registered capitals and project construction cost in time.
3.5	Lithium purification plant construction or to purchase or to reform one existing plant.

4.	To put into production on 2007.

In the event the above-mentioned schedule is conflicted to the test researches and project design, the above schedule will be accordingly adjusted.

Attachment II

The Main Technical & Economic Parameters for The Lithium Carbonate Thermal Deposit Technology

1.	The main content of the lithium carbonate thermal deposit technology:

1.1	The patent using right of the solar pool lithium deposit technology held by Party B. ( Patent No. ZL 02 1 29355.4 and ZL 99 1 05828.3)
1.2	The existing know-how techniques and materials of the lithium carbonate thermal deposit technology held by Party B.
1.3	The use right of geothermal resources (the Company shall apply the permit in Tibet and Party B and Party B’s associated companies shall not charge any fees).

2.	The main technical parameters:

2.1	The lithium carbonate concentration of the salt lake lithium concentrate must get to 65% (less limit 5% )
2.2	The final lithium carbonate products must reach the national industrial standard (more than grade I).

3.	The main economic parameters:

3.1	The product cost of salt lake lithium concentrate is less than RMB 7,000 Yuan/t(not more than 5%) including the bagging the concentrate (The calculation is based on the price index of 2005).
3.2	The final lithium salt products’ costs are from RMB 10,500 Yuan/t to RMB 11,000 Yuan/t (the calculation is based on the price index of 2005).
3.3

Within the total investment of this agreement (not more than 5%), the production scale of the final lithium carbonate product must reach 5,000t/a, which is decided in this agreement (the calculation is based on the price index of 2005).

The effects of abnormal factors and local policies that affect operation and management shall be deduced from above economic parameters.